Exhibit 99.1

CTI BioPharma Announces Comprehensive Kinome Analysis that Demonstrates

Pacritinib Inhibits Kinases Linked to a Spectrum of Blood-Related Cancers

-Profile Supports Potential Role in Modulating Tumor Microenvironment in Blood-Related

Cancers, Including AML, MDS, CMML and CLL-

-Analysis Also Provides Scientific Basis for Pacritinib’s Lack of Myelosuppression, a Unique

Attribute Among Agents in Development for Myelofibrosis-

SEATTLE, Wash., December 6, 2014—CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) today announced that an analysis of kinase inhibition by pacritinib, a next generation oral multikinase inhibitor in Phase 3 clinical development, demonstrated a unique kinome profile among agents in development for myelofibrosis and suggests potential therapeutic benefit across a spectrum of blood-related cancers. Researchers presented the findings from this analysis at the 56th American Society of Hematology (ASH) Annual Meeting and Exposition held December 6-9 in San Francisco, CA.

“The kinome profile of pacritinib shown in this analysis highlights how pacritinib is different from other JAK inhibitors that are currently on the market and in development for myelofibrosis,” said Srdan Verstovsek, M.D., Ph.D., Director, Clinical Research Center for MPNs at The University of Texas MD Anderson Cancer Center and principal investigator for the Phase 3 PERSIST-2 trial of pacritinib. “One of the findings observed in clinical trials to date is the lack of myelosuppression seen with other treatments. Pacritinib’s potent inhibition of FLT3, c-fms, IRAK1 and c-kit, all critical targets in hematologic malignancies, highlights its potential therapeutic utility in other indications, such as AML, MDS, CMML and CLL.”

The in vitro profiling of pacritinib across a panel of kinases showed the inhibition of all members of the JAK/FLT pathways, with the exception of JAK1. The JAK/FLT pathways are frequently dysregulated in many types of cancers. Additionally, pacritinib was found to inhibit the kinases c-fms and IRAK1. Disruption in the c-fms and IRAK1 pathways have been indicated to be involved in acute myeloid leukemia (AML), myelodysplastic syndrome (MDS), chronic myelomonocytic leukemia (CMML) and chronic lymphocytic leukemia (CLL). CTI believes the clinical efficacy and reduced myelosuppression seen in Phase 2 trials of pacritinib in patients with myelofibrosis is also likely attributable to this unique kinase inhibition profile.

“These data not only demonstrate the unique attributes of pacritinib compared to other marketed agents or agents in development for the treatment of myelofibrosis, many of which have activity against JAK1, but also show the potential for broader use in other blood-related cancers,” said Jack Singer, M.D., Executive Vice President, Global Medical and Translational Medicine at CTI and lead author of the analysis. “We are excited to pursue additional indications, such as AML, MDS, CMML and CLL, all of which are currently being evaluated in Phase 2 clinical trials, so we can potentially offer these patients an effective and less toxic treatment option.”

About the Analysis

The analysis was conducted to develop a comprehensive kinase profile of pacritinib and elucidate a potential mechanism for its lack of myelosuppression as seen in clinical trials. The kinome screening analysis was done against a 429 member kinase panel and demonstrated the inhibition of all members of the JAK/FLT pathways at low nanomolar concentrations (e.g., JAK2 IC50 = 6.0 nM, FLT3 IC50 = 14.8 nM) with the exception of JAK1, against which pacritinib was completely inactive at 100nM. Additionally, pacritinib was a potent inhibitor of other tyrosine kinases of interest, including c-fms (IC50 = 39.5 nM) and other non-tyrosine kinases such as IRAK1 (IC50 = 13.6 nM). The results showed that pacritinib has an unusual spectrum of activity compared to other JAK inhibitors, combining lack of suppression of JAK1 with suppression of inflammatory signaling through c-fms and IRAK1.

The poster for Abstract #1874: Comprehensive Kinase Profile of Pacritinib, a Non-Myelosuppressive JAK2 Kinase Inhibitor in Phase 3 Development in Primary and Post ET/PV Myelofibrosis is available at www.ctibiopharma.com.

About Pacritinib

Pacritinib is a next generation oral multikinase inhibitor with activity against JAK2 and FLT3, as well as other kinases. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. Pacritinib may offer an advantage over other JAK inhibitors through effective treatment of symptoms while having less treatment-emergent thrombocytopenia and anemia than has been seen in currently approved and in-development JAK inhibitors.

Based on pacritinib’s efficacy and tolerability profile demonstrated to date, CTI is pursuing a broad approach to advancing this therapy for patients with myelofibrosis by conducting two Phase 3 clinical trials: one in a broad set of patients without limitations on blood platelet counts, the PERSIST-1 trial, and the other in patients with low platelet counts, the PERSIST-2 trial. The PERSIST-1 trial has completed enrollment with top-line results expected in the first quarter of 2015. The PERSIST-2 trial is actively enrolling patients.

In November 2013, CTI and Baxter International (Baxter) entered into a worldwide license agreement to develop and commercialize pacritinib. Under this agreement, CTI and Baxter will jointly commercialize pacritinib in the U.S., while Baxter has exclusive commercialization rights for all indications outside the U.S.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, pacritinib’s potential advantages over other treatments and its other expected therapeutic benefits, expectations with respect to potential milestone and royalty payments and the license agreement with Baxter, CTI’s ability to achieve its objectives and projections, including that of reporting top line results for the PERSIST-1 trial in early 2015, advancing CTI’s various clinical trials and evaluating and developing CTI’s product candidates in other indications in the future. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the commencement or outcome of preclinical and clinical studies, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, and that CTI may not achieve previously announced goals and objectives as or when projected, as well as other risks listed or described from time to time in CTI’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe: CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

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